Exhibit 99.1
NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick	Investor Relations
Executive Vice President	(847) 620-1330
(847) 382-1000

CTI Industries Corporation Reports
Record Results for 2010
Strong Fourth Quarter

FOR IMMEDIATE RELEASE
March 21, 2011

BARRINGTON, IL, March 21, 2011 -- CTI Industries Corporation (NASDAQ Capital Market), a manufacturer and marketer of novelty balloons, printed and laminated films and flexible packaging and storage products, today announced its full-year results of operations for 2010, as well as for the three months ended December 31, 2010.

Year-End Results

For the year ended December 31, 2010, consolidated net sales totaled $47,748,000, compared to consolidated net sales of $41,295,000 for the year ended December 31, 2009, an increase of 15%.  For the year, CTI achieved net income of $1,827,000 or $0.61 per share (basic) and $0.60 per share (diluted), compared to $1,003,000 or $0.36 per share (basic and diluted) for 2009, an increase of over 80%.

Fourth Quarter Results

Consolidated net sales for the fourth quarter of 2010 were $11,701,000 compared to consolidated net sales of $10,738,000 for the fourth quarter of 2009, an increase of 9%.  For the fourth quarter of 2010, CTI had net income of $379,000, compared to net income of $296,000 for the fourth quarter of 2009, an increase of 28%.  Earnings per share for the fourth quarter of 2010 were $0.12 (basic and diluted), compared to $0.11 (basic and diluted) for the same period of 2009.

Key Factors and Trends

2010 was a record year for CTI.  Sales were the highest in CTI’s 34 year history.  Sales grew in each of CTI’s product lines:

Pouch sales were up 26% from $6,895,000 in 2009 to $8,676,000 in 2010

Foil balloon sales were up 10.5% from $19.8 million in 2009 to $21.9 million in 2010

Latex balloon sales were up 22% from $7,024,000 in 2009 to $8,589,000 in 2010

Film product sales were up 7.4% from $6,913,000 in 2009 to $7,428,000 in 2010.

Gross margin levels remained constant at 22.2% in 2010 compared to 22.3% in 2009. The cost of raw materials increased in 2010 to 45% of sales compared to 43.9% of sales in 2009.  This increase in raw materials costs derived principally from increases in the price of petroleum and natural latex.

During 2010, CTI established an office and warehouse in Germany and has commenced sales of novelty products in mainland Europe.  During the year, CTI also acquired and assembled new equipment for the production of latex balloons which is expected to increase latex balloon production capacity by 70%.

CTI generated over $3 million in cash flow from operations and reduced long term indebtedness by over $1.7 million.  The Company’s working capital balance increased to over $3 million and shareholders equity increased from $8.7 million at the end of 2009 to more than $11.8 million by year-end 2010.

CTI Industries Corporation, based in suburban Chicago, designs, develops, produces and markets a line of novelty balloon products, laminated and printed films for packaging applications and flexible packaging and storage products.

Statements made in this release that are not historical facts are “forward-looking” statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties and are subject to change at any time.  These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. We have based these forward-looking statements on our current expectations and projections about future results.  Although we believe that our opinions and expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ substantially from statements made herein.  More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash	$761,874	$870,446
Accounts receivable, (less allowance for doubtful
accounts of $59,000 and $57,000 respectively)	8,533,626	7,320,181
Inventories, net	10,368,037	9,643,914
Net deferred income tax asset	750,485	706,754
Prepaid expenses and other current assets	1,012,067	607,127

Total current assets	21,426,089	19,148,422

Total property, plant and equipment, net	9,659,768	9,533,411

Total other assets	1,775,531	1,713,476

TOTAL ASSETS	$32,861,388	$30,395,309

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$17,952,042	$16,734,520
Total long-term liabilities, less current maturities	3,129,685	4,881,568
Total Liabilities	21,081,727	21,616,088

Total CTI Industries Corporation stockholders' equity	11,784,340	8,762,663

Noncontrolling Interest	(4,679)	16,558

Total Equity	11,779,661	8,779,221

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$32,861,388	$30,395,309

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Statements of Operations

	Year ended December 31,		Three months ended December 31,
	2010	2009	2010	2009

Net sales	$47,747,611	$41,295,152	$11,700,684	$10,737,583
Cost of sales	37,145,439	32,081,779	9,265,322	8,369,364
Gross profit	10,602,172	9,213,373	2,435,362	2,368,219

Operating expenses:
General and administrative	4,921,457	4,539,494	1,113,939	1,151,999
Selling	914,698	871,258	243,369	269,438
Advertising and marketing	1,719,509	1,576,225	389,985	363,059

Total operating expenses	7,555,664	6,986,977	1,747,293	1,784,496

Income from operations	3,046,508	2,226,396	688,069	583,723

Other (expense) income:
Interest expense	(919,170)	(1,085,107)	(219,363)	(260,355)
Other	(31,382)	(19,956)	5,966	(13,509)

Total other expense	(950,552)	(1,105,063)	(213,397)	(273,864)

Income before income taxes and noncontrolling interest	2,095,956	1,121,333	474,672	309,859

Income tax expense	342,688	114,391	134,426	12,604

Net Income	1,753,268	1,006,942	340,246	297,255

Less: Net (loss) income attributable to noncontrolling interest	(74,250)	3,802	(38,334)	779

Net income attributable to CTI Industries Corporation	$1,827,518	$1,003,140	$378,580	$296,476

Income applicable to common shares	$1,827,518	$1,003,140	$378,580	$296,476

Basic income per common share	$0.61	$0.36	$0.12	$0.11

Diluted income per common share	$0.60	$0.36	$0.12	$0.11

Weighted average number of shares and
equivalent shares of common stock outstanding:
Basic	2,981,188	2,765,277	3,130,862	2,738,063

Diluted	3,039,442	2,775,062	3,205,154	2,757,058